WAIVER AGREEMENT

     This Waiver Agreement (this "Waiver Agreement"), dated as of December __, 1995, is entered into by and among HOMELAND STORES, INC. ("Homeland") and HOMELAND HOLDING CORPORATION ("Parent"), and NATIONAL BANK OF CANADA and HELLER FINANCIAL, INC. (together, "Lenders") and NATIONAL BANK OF CANADA, as agent for Lenders (the "Agent").


     RECITALS

     A. Homeland, Parent, Lenders and the Agent have entered into that certain Amended and Restated Revolving Credit Agreement, dated as of April 21, 1995 (the "Agreement"), pursuant to which Lenders agreed to make available to Homeland certain financial accommodations.

     B. Homeland has informed the Agent that Homeland will be unable to maintain (a) the Consolidated Fixed Charge Coverage Ratio required under Section 9.16(a) of the Agreement on the last day of the fiscal quarters ending December 30, 1995, and March 23, 1996, and (b) the Debt-to-EBITDA Ratio required under Section 9.16(b) of the Agreement at the end of such fiscal quarters.

     C. Homeland and Parent have requested that Lenders waive compliance with the requirements of Sections 9.16(a) and (b) of the Agreement through the end of the Waiver Period (as hereinafter defined), and Lenders are willing to waive compliance with such sections through the end of the Waiver Period on the terms and subject to the conditions set forth in this Waiver Agreement.
     AGREEMENT

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS. All capitalized terms used but not otherwise defined in this Waiver Agreement shall have the meanings ascribed to them in the Agreement. Unless otherwise specified, all section references herein refer to sections of the Agreement.

2. WAIVER OF DEFAULTS. From December 30, 1995, through the earliest to occur of (a) the date of a default under Section 6.01(1) of that certain indenture dated as of March 4, 1992, as supplemented (the "Indenture"), among Homeland Stores, Inc., Homeland Holding Corporation and United States Trust Company of New York, as trustee (the "Trustee"), (b) the last date through which the holders of securities issued pursuant to the Indenture have waived compliance with the requirements of Sections 4.21 and 4.27 of the Indenture, (c) the date of any default by Homeland or Parent in the performance of their respective obligations under this Waiver Agreement, and (d) April 15, 1996 (the "Waiver Period"), Lenders hereby waive any Default, Event of Default or breach of the terms of the Agreement that would otherwise occur as a result of Homeland's failure to comply with the requirements of Section 9.16(a) and (b) of the Agreement; provided, however, that such waiver shall apply only to Homeland's failure to comply with
Section 9.16(a) and (b) of the Agreement, and nothing contained in this letter or in any other communication between the Lenders or the Agent and Homeland or Parent shall constitute a waiver of any other present or future violation, default or breach of Homeland or Parent under the Agreement (collectively, "Other Violations"). Furthermore, nothing contained in this Waiver Agreement shall directly or indirectly in any way whatsoever either: (i) impair, prejudice or otherwise adversely affect Lenders' right at any time to exercise any right, privilege or remedy in connection with the Agreement with respect to any Other Violations, (ii) amend or alter any provision of the Agreement, or (iii) constitute any course of dealing or other basis for altering any obligation of Homeland or Parent or any right, privilege or remedy of Lenders under the Agreement. Except as expressly stated herein, Lender and the Agent reserve all of their respective rights, privileges and remedies under the Agreement.

3. COVENANTS. Homeland and Parent covenant and agree that, unless specifically waived in writing by the Required Lenders:

     3.1 As soon as possible following January 31, 1996, but in any case not later than February 16, 1996, Homeland will provide to the Agent a copy of the Homeland's 1996 Business Plan.

     3.2 During the Waiver Period, neither Homeland nor the Parent will agree to any written modification to the Indenture as in effect on the date hereof that would be adverse to the interests of the Agent or any Lender.

     3.3 During the Waiver Period, neither Homeland nor the Parent will pay any management or other fee to Clayton, Dubilier & Rice, Inc. ("CD&R Fee").

     3.4 During the Waiver Period, Homeland will comply with each financial maintenance covenant contained in the Indenture Waiver
(as hereinafter defined) as if each such covenant were set forth herein.

4. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Waiver Agreement is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by the Required Lenders:

     4.1. The Agent shall have received (a) this Waiver Agreement, duly executed by Homeland and Parent; and (b) a copy of the waiver with respect to Sections 4.21 and 4.27 of the Indenture in the form attached hereto as Exhibit "A" (the "Indenture Waiver") executed by Homeland and the Trustee, and each document relating thereto, and a certificate executed by the Chief Financial Officer of the Homeland and Parent, respectively, certifying that the attached documents are true, correct and complete copies of the Indenture Waiver, and all documents relating thereto.

     4.2. The representations and warranties contained herein and in the Agreement shall be true and correct on and as of the date hereof.

     4.3. No Default or Event of Default under the Agreement shall have occurred and be continuing, unless such Default or Event of Default has been specifically waived in writing by the Required
Lenders.

5.   RATIFICATIONS, REPRESENTATIONS AND WARRANTIES.

     5.1. The terms and provisions set forth in this Waiver Agreement shall supersede all inconsistent terms and provisions set forth in the Agreement and, except as expressly set forth in this Waiver Agreement, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect. The parties hereto agree that the Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

     5.2. Homeland and Parent hereby represent and warrant to Lenders and the Agent that (a) the execution, delivery and performance of this Waiver Agreement and any and all other agreements executed and/or delivered in connection herewith or therewith have been authorized by all requisite corporate action on the part of Homeland and Parent and will not violate the Articles of Incorporation or Bylaws of Homeland or Parent; (b) the representations and warranties contained in the Agreement are true and correct on and as of the date hereof as though made on and as of such date; (c) no Default or Event of Default under the Agreement has occurred and is continuing, unless such Default or Event of Default has been specifically waived in writing by the Required Lenders; (d) Homeland and Parent are in full compliance with all covenants and agreements contained in the Agreement, other than those covenants and agreements expressly waived in this Waiver Agreement; (e) neither Homeland nor Parent has paid any CD&R Fee since November 30, 1995; (f) $5,000,000 of the Note Net Proceeds (as defined in the Indenture) from the AWG Sale were reinvested, or committed to be reinvested, in Capital Expenditures within 180 days of the closing date of the AWG Sale; and (g) Homeland's 1995 year-end results will not deviate substantially from the projections for such period presented to the Lenders at the time the waiver hereunder was requested pursuant to Homeland's letter to the Lenders dated December 28, 1995.

6.   MISCELLANEOUS.

     6.1. Survival of Representations and Warranties. All representations and warranties made in the Agreement or any other Loan Document including, without limitation, any document furnished in connection with this Waiver Agreement, shall survive the execution and delivery of this Waiver Agreement, and no investigation by Lenders or the Agent or any closing shall affect the representations and warranties or the right of Lenders and the Agent to rely upon them.

     6.2. Expenses of Lenders and the Agent. Homeland and Parent agree to pay on demand all costs and expenses incurred by Lenders and the Agent in connection with the preparation, negotiation and execution of this Waiver Agreement and any other agreements executed pursuant hereto, including, without limitation, the reasonable costs and fees of the Lenders' and the Agent's legal counsel.

     6.3. Severability. Any provision of this Waiver Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Waiver Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     6.4. Successors and Assigns. This Waiver Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     6.5. Headings. The headings of the sections and subsections of this Waiver Agreement are inserted for convenience only and do not constitute a part of this Waiver Agreement.

     6.6. Counterparts. This Waiver Agreement may be executed in any number of counterparts, which shall collectively constitute one agreement.

     6.7. Law Governing. THIS WAIVER AGREEMENT SHALL BE DEEMED TO HAVE BEEN SUBSTANTIALLY NEGOTIATED AND MADE IN THE STATE OF NEW YORK AND SHALL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

     6.8. Waiver; Modification. NO PROVISION OF THIS WAIVER AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

     6.9. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS WAIVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE AGENT IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT THEREOF.


     6.10. Final Agreement. THIS WAIVER AGREEMENT REPRESENTS THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS WAIVER AGREEMENT IS EXECUTED. THIS WAIVER AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     6.11. Release. EACH OF HOMELAND AND PARENT HEREBY ACKNOWLEDGES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE LENDER DEBT OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM THE AGENT OR ANY LENDER. EACH OF HOMELAND AND PARENT HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENT AND EACH LENDER, THEIR RESPECTIVE PREDECESSORS, AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS WAIVER AGREEMENT IS EXECUTED, WHICH EITHER HOMELAND OR PARENT MAY NOW OR HEREAFTER HAVE AGAINST THE AGENT OR ANY LENDER, THEIR RESPECTIVE PREDECESSORS, AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM THE LENDER DEBT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS WAIVER AGREEMENT.


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     IN WITNESS WHEREOF, Homeland, Parent, Lenders and the Agent
have caused this Waiver Agreement to be executed and delivered as of the date first written.

     HOMELAND:

     HOMELAND STORES, INC.


     By:
     Name:
     Title:


     PARENT:

     HOMELAND HOLDING CORPORATION


     By:
     Name:
     Title:

     AGENT:

     NATIONAL BANK OF CANADA, as Agent


     By:
     Name:
     Title:


     By:
     Name:
     Title:

     LENDERS:

     NATIONAL BANK OF CANADA


     By:
     Name:
     Title:


     By:
     Name:
     Title:


     HELLER FINANCIAL, INC.


     By:
     Name:
     Title: